SUB-ITEM 77Q1: Exhibit F

AMENDMENT TO SUBADVISORY AGREEMENT T. Rowe Price Associates, Inc.

     AMENDMENT made as of this 14th day of December, 2007 to the Subadvisory Agreement dated October 17, 2005, as amended (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and T. Rowe Price Associates, Inc., a Maryland Corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

     Appendix A of the Agreement, “Compensation of Subadviser,” is hereby amended to add the following portfolio:

U.S. Global Leaders Growth Fund

2. SUBADVISORY AGREEMENT

     In all other respects, the Agreement is confirmed and remains in full force and effect.

3. EFECTIVE DATE

     This Amendment shall become effective on the later to occur of (i) approval of this amendment by the Trustees of the John Hancock Fund II, (ii) the date of its execution and (iii) immediately after the effective time of the resignation of the existing subadviser to the U.S. Global Leaders Growth Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC

By: /s/Bruce Specca
Bruce Specca
Executive Vice President

T. Rowe Price Associates, Inc.

By: /s/Darrell N. Braman
Darrell N. Braman
Vice President